Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information, contact:  Raymond H. Melcher, Jr.
                                      Chairman, President & CEO
                                      610.288.2791 x212

                                      Stephen A. Murray
                                      Chief Financial Officer
                                      610.288.2791 x221

October 1, 2002

LEESPORT FINANCIAL CORP. TO ACQUIRE MONTGOMERY COUNTY INSURANCE
AGENCY

     Wyomissing, PA: Leesport Financial Corp. (Nasdaq: FLPB) today announced it has acquired The Boothby Group, a full service insurance agency that specializes in employee benefits, property and casualty insurance, and risk management consulting for clients ranging from non-profit organizations to Fortune 500 Corporations. Founded in 1986 by Richard C. Boothby, Chairman and Chief Executive Officer, they are headquartered in Blue Bell, PA.

     "Leesport Financial already operates a substantial full service insurance agency and a growing wealth management business," said Leesport Chairman, President and CEO Raymond H. Melcher, Jr. "We are very pleased to add The Boothby Group to the Leesport family as we execute our strategy of being a prominent diversified financial services company."

     The Boothby Group will join Essick & Barr as part of the insurance division of Leesport Financial Corp. Mr. Boothby will serve as President of the Boothby division. Two of Boothby's principals, Richard C. Boothby and Thomas S. Greenwood, Jr. will be named to the Essick & Barr, LLC, Board of Managers, effective immediately.

     "Our company [The Boothby Group] has distinguished itself in the commercial market with our emphasis on employee benefits, business risk management, financial services, and personal insurance," said Richard C. Boothby, Chief Executive Officer of The Boothby Group. "We're excited to be playing a part in taking Leesport's 'one stop shop' delivery of financial and wealth management services to a new level and bring an array of new services and opportunities to Boothby's existing clients."

     This expansion into the suburban Philadelphia market is a first in Leesport's 105 year history as a financial service provider. The company's strategy is to expand the banking and wealth management divisions to match the insurance division expansion.

     "Southeastern Pennsylvania, and more specifically Montgomery County, have seen steady economic growth over the past decade," said Mr. Melcher. "This expansion of Leesport's market means we can offer our unique 'one-stop shop' approach to financial services to our new neighbors in Montgomery County and beyond. We intend to prove to them that a company can offer all the financial services they need and still retain that hometown feel that's lacking in a large brokerage firm or a national mega-bank."

     "The addition of The Boothby Group will double our insurance division revenues," said Stephen A. Murray, Chief Financial Officer for Leesport Financial Corp. "Our current ratio of fee income to net revenues is approximately 35% and this acquisition should increase this ratio to approximately 45%. We believe that our ratio of fee income to net revenues is among the highest in the Untied States for a bank of our size and is consistent with the transformation of Leesport into a diversified financial services company."

     Boothby has annual revenues in excess of $4 million. When combined with Essick & Barr, Leesport Financial's total insurance annual revenues will rise to greater than $8 million.
The transaction is expected to be immediately accretive to Leesport's earnings.

     Richard C. Boothby, Thomas Greenwood, Eric Putsch, Michael Bove, and James Turner, principals of The Boothby Group, will all continue in their current capacities after the acquisition. No changes in staff or operations are expected, and The Boothby Group will keep its name and remain headquartered in Blue Bell, PA.

10/8 Webcast to Discuss Recent Acquisitions

     This transaction and the recent First Affiliated Investment Group, Inc. acquisition by Leesport Financial Corp. will be discussed in a webcast event at 9:00 a.m. on Tuesday, October 8, 2002. The webcast is open to the public and is available at http://www.firstcallevents.com/service/ajwz366036772gf12.html.
To participate, viewers simply need to log onto the site and register.

     Minimum requirements to listen, view and ask questions during the broadcast: Windows Media Player software, downloadable free from www.microsoft.com/windowsmedia/en/default.asp, and at least a
28.8 Kbps connection to the Internet. If you experience problems listening to the broadcast, send an e-mail to isproducers@prnewswire.com.

     If you are unable to participate during the live webcast, the presentation can be accessed for 90 days via a link on Leesport Bank's website
(www.LeesportBank.com/InvestorRelations.html).

     Leesport Financial Corp. is a $529 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments (securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, member NASD/SIPC), wealth management, trust services, and title insurance services throughout Berks, Schuylkill, and Luzerne Counties.

This release may contain forward-looking statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.